Exhibit 21

TELOS CORPORATION AND SUBSIDIARIES

SCHEDULE OF SUBSIDIARIES

Xacta Corporation

Incorporated: Delaware, March 14, 2000

Telos Delaware, Inc.

Incorporated: Delaware, March 14, 2000